Number: C0908409

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that VENZA GOLD CORP. changed its name to CORECOMM SOLUTIONS INC. on January 6, 2014 at 04:08 PM Pacific Time.

Issued under my hand at Victoria, British Columbia On January 6,2014

{seal}	/s/ CAROL PREST

CAROL PREST
Registrar of Companies Province of British Columbia Canada